      As filed with the Securities and Exchange Commission on September 30, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                        SUPERCONDUCTOR TECHNOLOGIES INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                                        77-0158076
(State of incorporation)                    (I.R.S. Employer Identification No.)

                             460 WARD DRIVE, SUITE F
                      SANTA BARBARA, CALIFORNIA 93111-2310
                                 (805) 683-7646

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 M. PETER THOMAS
                             CHIEF EXECUTIVE OFFICER
                        SUPERCONDUCTOR TECHNOLOGIES INC.
                             460 WARD DRIVE, SUITE F
                      SANTA BARBARA, CALIFORNIA 93111-2310
                                 (805) 683-7646
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies to:

                               JOHN V. ROOS, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

                             ----------------------

        Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

                                        AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             TO BE          OFFERING PRICE         AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED(1)      PER SHARE(2)      OFFERING PRICE(1)(2) REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
share ..............................   2,978,333           $4.719             $14,054,753           $4,147
================================================================================================================


(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to a presumably indeterminate number of shares of Common Stock which are issuable upon the conversion of Convertible Preferred Stock of the Company or the payment of dividends thereon, pursuant to the provisions thereof regarding determination of the applicable conversion price.

(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on September 28, 1998, as reported on the Nasdaq National Market.

                             ----------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

PROSPECTUS
(Subject to completion, dated September 30, 1998)

                                2,978,333 SHARES

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                                  COMMON STOCK


     The shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of Superconductor Technologies Inc. (the "Company") covered by this Prospectus may be sold from time to time by the stockholders specified in this Prospectus or their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders"). See "Selling Stockholders." This Prospectus relates to (a) 2,978,333 Shares, of which (i) 1,291,666 are Shares which may in the future be issued to certain Selling Stockholders upon the conversion of outstanding shares of the Company's Series A Preferred Stock (the "Series A Stock"), (ii) 250,000 are Shares which may in the future be issued to certain Selling Stockholders upon the conversion of outstanding shares of the Company's Series A-1 Preferred Stock (the "Series A-1 Stock"), (iii) 1,000,000 are Shares which may in the future be issued to certain Selling Stockholders upon the conversion of outstanding shares of the Company's Series B Preferred Stock (the "Series B Stock") and (iv) 436,667 are Shares which may in the future be issued to the Selling Stockholders upon the exercise of outstanding warrants held by the Selling Stockholders (the "Warrants"), and (b) such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series A Stock, the Series A-1 Stock and the Series B Stock or the payment of dividends thereon, based upon fluctuations in the conversion price of the Series A Stock, the Series A-1 Stock and the Series B Stock, in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Shares issuable upon conversion of the Series A Stock , Series A-1 Stock and Series B Stock are subject to adjustment and could be more or less than the estimated amount listed herein depending on factors which cannot be predicted at this time. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but the Company may receive the proceeds from the exercise of the Warrants by the Selling Stockholders. See "Use of Proceeds." None of the Shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares may be offered by the Selling Stockholders from time to time in one or more transactions on the Nasdaq National Market, in privately negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is listed on the Nasdaq National Market under the symbol "SCON." On September 29, 1998, the last sale price of the Common Stock was $4.56 per share.

                             ----------------------

     AN INVESTMENT IN THE SHARES OFFERED HEREBY ENTAILS A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ----------------------

     The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."
                                      ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998 and June 27, 1998;

     (3) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on January 4, 1993; and

     (4) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

     Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations, Superconductor Technologies Inc., 460 Ward Drive, Suite F, Santa Barbara, 93111-2310, or by telephone at (805) 683-7646.

                                   THE COMPANY

         Superconductor Technologies Inc. (the "Company") develops, manufactures and markets superconductor materials and related cryogenics. High-temperature superconductors ("HTS") are materials that have the ability to conduct electrical energy with little or no resistance when cooled to "critical" temperatures. The Company believes that the growing worldwide wireless communications market offers the most viable commercialization opportunities for its superconducting products. To capitalize on these opportunities the Company has developed its SuperFilter (TM) products, which combine specialized superconducting filters with a proprietary cryogenic cooler and, in many cases, a low noise amplifier ("LNA") in a highly compact system. The SuperFilter (TM) products, when incorporated into wireless base stations, offer significant advantages over conventional filter products for wireless applications, including reduced size, increased range and reduced interference.

         During the past 18 months, the Company has transitioned from focusing on research and development to introducing its first commercial product line and establishing the manufacturing infrastructure to support the product. The Company introduced the SuperFilter (TM) system for application in the AMPS/B segment of the cellular market in March 1997 and completed the cellular offerings by introducing the AMPS/A product in February 1998.

         As a result of the product introductions, the Company has significantly expanded its sales and marketing efforts. The Company has added four Regional Sales Executives to cover the United States and Latin America. The Company's sales and marketing effort has been directed primarily at rural and suburban cellular providers as the Company believes they will be the early deployers of product. The Company's product addresses the two most critical needs of these service providers: range coverage and call quality. In addition, the Company continues to pursue and develop urban applications and its relationship with the base station original equipment manufacturers ("OEMs").

         In order to support the SuperFilter (TM) product introductions, the Company began the establishment of a manufacturing infrastructure in 1997 which includes operating units to support the production of all critical components including the superconducting filters, cryogenic coolers, cryogenic packaging and final enclosures, and quality and material control functions. In addition, the Company has expanded its manufacturing space and has procured the necessary equipment and tooling to produce its product in greater volume.

         A critical component of any superconducting application is cryogenic cooling. The Company has developed a proprietary cryogenic cooler which, in addition to being integrated into its SuperFilter (TM) systems, has the potential to be used in other applications. These other applications include home medical products, cold computing to increase the processing speeds of computers, and components of various kinds of instrumentation. The Company believes that the successful commercialization of its cryogenic coolers as stand alone products will assist in its ability to achieve economies of scale associated with volume production.

         Since its formation in 1987 and through June 27, 1998, the Company has received over $ 48.7 million in revenue from government research and development contracts, through which it has developed much of the technology used in its commercial products. The Company continues to secure government contracts, primarily to fund its research and development efforts, and also to address potential wireless product opportunities in the government section.

         The principal executive officers of the Company are located at 460 Ward Drive, Suite F, Santa Barbara, California 93111-2310, 805-683-7646.

                                  RISK FACTORS

     THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, ESTIMATES, INTENTIONS AND STRATEGIES ABOUT THE FUTURE. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS, ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE, BEFORE MAKING A DECISION TO INVEST IN THE SHARES OFFERED HEREBY.

EARLY STAGE OF THE COMMERCIAL SUPERCONDUCTOR PRODUCTS MARKET: MARKET ACCEPTANCE AND RELIABILITY

        The commercial superconductor products market has experienced limited product commercialization to date. Moreover, since inception, the Company has been principally engaged in research and development activities and has only limited experience in the commercialization of its products. The Company's ability to grow will depend on its ability to successfully transition its expertise in superconducting filter and cryogenics technologies and applications to commercial markets, including the wireless communications market. The Company's success in this regard will depend upon a number of factors, including successful product testing by its potential customers, the success of the Company's sales and marketing efforts into the wireless communications market, the ability of the Company's products to achieve its anticipated benefits, its ability to attract and retain qualified personnel, successful and rapid scale-up of the Company's manufacturing capacity, the establishment of satisfactory vendor relationships to ensure continual supply of key components which are sourced outside the company, reduction of manufacturing expenses in order to price products competitively and continued product development to meet customer demands. While the Company's product has been field tested by its customers and has passed performance and reliability testing, there can be no assurances that the product will continue to pass these tests or meet the customers' performance expectations in the future. If such problems occur, the Company could experience increased costs, delays, reductions or cancellations of orders and shipments, and product returns and discounts. There can be no assurance that the Company will be able to produce its products in sufficient volume to meet market demand or that any of the Company's products will achieve full market acceptance. If the Company is unable to manufacture and market its products for its target markets successfully, its business, results of operations and financial condition will be materially and adversely affected.

DEPENDENCE ON SALES TO SERVICE PROVIDERS AND OEMS

        Most of the Company's products, including those developed for wireless communications base stations and government applications, are intended for use as components or subsystems in base station systems or other complex systems. Therefore, to gain market acceptance, particularly in the wireless market, the Company must demonstrate that its products will provide advantages to the service providers who utilize base station systems and the OEMs that manufacture base station systems. These benefits include a decrease in system size, an increase in base station range and a reduction in interference. There can be no assurance that upon acceptance, the Company's products will be able to achieve any of these advantages. Moreover, even if the Company is able to demonstrate such advantages, there can be no assurance that service providers and OEMs will elect to incorporate the Company's products into their systems or, if they do, that related system and manufacturing requirements can or will be met. Failure of service providers or OEMs to incorporate the Company's products into their systems or failure of such systems including the SuperFilter(TM) product to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition.

LIMITED MANUFACTURING EXPERIENCE

        To date, the Company has sold products only in limited quantities, primarily for use in field-testing as well as development and prototypes. During the first half of 1998, the Company significantly increased its manufacturing capacity in order to meet the increased demand for its products as well as expected future requirements. While the company has increased its manufacturing capacity, there can be no assurances that the Company will be successful in overcoming the technological, engineering and management challenges associated with the production of commercial quantities of superconducting or cryogenic products at acceptable costs and on a timely basis. For example, the Company could incur significant ramp-up costs and unforeseen expenses and delays in connection with attempts to manufacture commercial quantities of superconducting and cryogenic products, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, a portion of the components of the SuperFilter (TM) system will be manufactured outside the Company. There can be no assurances that the Company will, if at all, be able to identify manufacturers of these components that will meet the Company's requirements as to reliability, timeliness and cost-effectiveness.

           Any such failure will limit the Company's ability to satisfy customer orders and would have a material adverse effect on the Company's business, results of operations and financial condition.

HIGH DEGREE OF DEPENDENCE ON GOVERNMENT CONTRACTS

        Since inception and through June 27, 1998, 94% of the Company's net revenues have been from research and development contract sales directly to the government or to resellers to the government. Nearly all of such revenues were earned under contracts between the Company and the United States Department of Defense (the "DOD"). The Company uses these contracts to help fund its research and development programs. Although the Company recently has been devoting substantial resources to the development of commercial markets for its products, the Company is, and expects to continue to be in the near term, dependent on government funding for its research and development projects. The DoD has been reducing total expenditures over the past few years, and while to date DoD research and development funding for electronics has been relatively stable despite overall cutbacks, there can be no assurance that such funding will not be reduced in the future. Absent significant future revenues from commercial sales, a significant loss of government funding would have a material adverse effect on the Company's business, results of operations and financial condition.

        Virtually all of the Company's government contracts are terminable at any time at the option of the government. Although the Company historically has complied with applicable government regulations and contract provisions, there can be no assurance as to such compliance in the future. Noncompliance with government procurement regulations or contract provisions could result in termination of government contracts, substantial monetary fines or damages, suspension or debarment from doing business with the government and possible civil or criminal liability. During the term of any suspension or debarment by a government agency, the Company could be prohibited from competing for or being awarded any contract by any government agency. The termination of the Company's significant government contracts, the imposition of fines, damages, suspension or debarment, or the adoption of new or modified procurement regulations or practices could have a material adverse effect on the Company's business, results of operations and financial condition.

        Inventions conceived or actually reduced to practice under a government contract generally result in the government obtaining a royalty-free, paid-up, non-exclusive license to practice the invention. Similarly, technologies developed in whole or in part at government expense generally result in the government obtaining unlimited rights to use, duplicate or disclose technical data produced under the contract. There can be no assurance that such licenses and rights will not result in a loss by the Company of potential revenues or the disclosure of any of the Company's proprietary information, either of which could have a material adverse effect on the Company's business, results of operations and financial condition.

INTENSE COMPETITION

        The markets for the Company's products are intensely competitive. The Company faces competition in various aspects of its technology and product development and in each of the markets targeted by the Company. The Company's current and potential competitors include conventional RF filter manufacturers and both established and newly emerging companies developing similar or competing superconducting technologies. The Company competes primarily with Conductus, Inc. and Illinois Superconductor Corporation, with respect to its superconducting filter systems. The Company also competes with alternative means of enhancing base stations range and selectivity other than by superconducting filter. The primary competition comes from tower mount and ground mount amplifiers and "smart" antennas. Tower mount and ground mount amplifiers pass the signal received by the antenna through a broad low level filter which then amplifies the signal. These units are produced by a number of companies, which include most of the OEMs of base stations such as Motorola, Lucent, Nortel and Nokia. These units are also produced by filter manufacturers including Allen Telecom and Cellwave. The "smart" antennas allow the antennas to focus on the signal they are trying to receive to enhance the ability to receive the signal. Among the companies that produce these systems are Metawave and Arraycom.

        In addition, the Company currently supplies components and licenses technology to large companies and industry leaders that may decide to manufacture or design their own superconducting components instead of purchasing them, or licensing the technology, from the Company. The Company competes with IBM, DuPont, Matsushita and Amtel, a Japanese consortium, among others, with respect to its HTS materials. In the government sector, the Company competes with universities, national laboratories and both large and small companies for research and development contracts. The Company expects increased competition both from existing competitors and a number of companies that may enter the wireless communications market.

        The Company also competes in cryogenic coolers with companies such as CTI Cryogenics, Leybold and Ricor. CTI Cryogenics uses another cooling method than is employed by the Company, which is not as efficient and thus requires additional power. Leybold and Ricor have produced similar units to one produced by the Company in limited or prototype quantities.

        The Company believes that it competes on the basis of technological sophistication, product performance, reliability, quality, cost-effectiveness and product availability. Many of the Company's current and potential competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company's ability to effectively compete will require it to successfully manufacture and market its current products at a sufficiently low cost to achieve commercial acceptance, develop and maintain technologically advanced products, attract and retain highly qualified personnel and obtain patent or other protection for its technology and products. There can be no assurance that the Company will be able to compete successfully in the future.

ACCUMULATED DEFICIT AND ANTICIPATED FUTURE LOSSES

         The Company has incurred net losses each year since its inception and, as of June 27, 1998, had an accumulated deficit of $31,072,000. The Company expects to continue to incur significant operating losses over the next several quarters as it continues to devote significant financial resources to the commercialization of wireless and cold computing products, the expansion of Company operations and product development activities. The success of the Company in this regard is dependent upon the Company's successful commercialization of its HTS filter systems for the worldwide wireless communications market, and there can be no assurance that the Company will be able to successfully commercialize such products. As a result, the timing of when the Company will be profitable and the amount of net losses until that time are uncertain.

DEPENDENCE OF KEY PERSONNEL

         The Company is highly dependent upon the efforts of its technical workforce and senior management. Due to the specialized technical nature of the Company's business, the Company is also highly dependent upon its ability to attract and retain qualified technical personnel, primarily in the areas of wireless communications and cold computing. The loss of the services of one or more members of the senior management or technical teams could impede STI's ability to achieve its product development and commercialization objectives. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business.

LIMITED MARKETING AND SALES CAPABILITIES

         In order for the Company to successfully reach full market acceptance in its targeted markets, it must continue to develop appropriate marketing, sales, technical, customer service and distribution capabilities, or it must enter into agreements with third parties to provide such services. There can be no assurance that the Company's continuing efforts in developing its marketing and sales capabilities, including customer service and distribution, will be successful. Furthermore, there can be no assurance that such third party agreements can be obtained upon acceptable terms. Failure to develop such capabilities or obtain such third party agreements could have a material adverse effect on the acceptance of the Company's products in the commercial markets and, as a result, on the Company's business, results of operations and financial condition.

UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS

        The Company relies on a combination of patent, trademark, trade secret and copyright law and internal procedures and nondisclosure agreements to protect its intellectual property. There can be no assurance that the Company's intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. In addition, the laws of certain foreign countries in which the Company's products may be produced or sold do not protect the Company's intellectual property rights to the same extent as the laws of the United States. The failure of the Company to protect its proprietary information could have a material adverse effect on the Company's business, results of operations and financial condition.

        The Company has an exclusive, worldwide license, in all fields of use, to formulations covered by patents held by the University of Arkansas covering thallium barium calcium copper oxide ("TBCCO"), the material upon which the Company primarily relies for its HTS, products and product development. There can be no assurance that the validity of these patents will not be subject to challenge. In addition, other parties may have developed similar materials utilizing TBCCO formulations and may design around the patented aspects of this material. Under the terms of its exclusive license, the Company has agreed to assume litigation expenses for infringement actions, subject to a right of set off against future royalty obligations. If the Company is required to incur significant expenses under this agreement, the Company's results of operations and financial condition could be materially and adversely affected. In addition, the Company has granted each of DuPont and Superconducting Core Technologies, Inc. and its affiliates a non-exclusive worldwide sublicense under its license with the University of Arkansas to develop and market TBCCO materials and superconducting technologies. There can be no assurance that these sublicenses will not adversely affect the Company's business, results of operations and financial condition.

        The Company believes that a number of patent applications are pending that cover the composition yttrium barium copper oxide ("YBCO") including applications filed by IBM, AT&T and other large potential competitors of the Company. YBCO is an HTS material upon which the Company also relies, although to a lesser extent than TBCCO. The Company understands that such applications are the subject of interference proceedings currently pending in the U.S. Patent and Trademark Office. The Company is not involved in these proceedings. In addition, the Company has been issued patents for specific compounds that it uses. The Company believes that a number of international patents may be pending regarding other specific YBCO compounds. There is a substantial risk that one or more third parties will be granted patents covering YBCO and that the Company's use of these materials may require a license. As with other patents, there can be no assurance that the Company will be able to obtain licenses to any such patents for YBCO or other materials or that such licenses would be available on commercially reasonable terms. The Company's efforts to develop products based on YBCO would be substantially impaired by its failure to obtain any such license for YBCO, and such failure could have a material adverse effect on the Company's business, results of operations and financial condition.

        The Company owns or has rights under a number of patents and pending patent applications related to the processing of TBCCO and YBCO. There can be no assurance that the patent applications filed by the Company will result in patents being issued, that any patents issued will afford meaningful protection against competitors with similar technology, or that any patents issued will not be challenged by third parties. Since U.S. patent applications are maintained in secrecy until patents are issued, and since publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by issued patents or pending patent applications or that it was the first to file patent applications for such inventions. Moreover, there can be no assurance that other parties will not independently develop similar technologies, duplicate the Company's technologies or, if patents are issued to the Company or rights licensed by the Company, design around the patented aspects of any technologies developed or licensed by the Company. The Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which could result in substantial costs to the Company. Litigation may also be necessary to enforce any patents held by or issued to the Company or to determine the scope and validity of others' proprietary rights, which could result in substantial costs to the Company.

        The rapid rate of inventions and discoveries in the superconductivity field has raised many patent issues which are not resolved at this time. The claims in the granted patents often overlap and there are disputes involving rights to inventions claimed in pending patent applications. As a result, the patent situation in the HTS field is unusually complex. It is likely that there will be patents held by third parties relating to the Company's products or technology. Therefore, the Company may need to acquire licenses to design around or successfully contest the validity or enforceability of such patents. The extent to which the Company may be able to acquire necessary licenses is not known. It is also possible that because of the number and scope of patents pending or issued, the Company may be required to obtain multiple licenses in order to use a single material. If the Company is required to obtain multiple licenses, the cost to the Company of HTS materials will increase. Furthermore, there can be no assurance that such licenses would be available on commercially reasonable terms or at all. The likelihood of successfully contesting the validity or enforceability of such patents is also uncertain, and, in any event, the Company could incur substantial costs in defending the validity or scope of its patents or challenging the patents of others.

RAPID TECHNOLOGICAL CHANGE

        The field of superconductivity is characterized by rapidly advancing technology. The future success of the Company will depend in large part upon its ability to keep pace with advancing superconductor technology, including superconducting materials and processes and industry standards. The Company has focused its development efforts on TBCCO and, to a lesser extent, YBCO. There can be no assurance that either TBCCO or YBCO will ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future. The Company intends to continue to develop and integrate advances in wireless filter and cryogenic cooling technologies in the manufacture of commercial quantities of products. The Company will also need to continue to develop and integrate advances in complementary technologies, particularly in the wireless communication industry. There can be no assurance that the Company's development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by the Company will not prove more advantageous for the commercialization of HTS products.

MATERIALS RISKS

        To date, the Company has principally focused its development efforts on TBCCO. Although TBCCO has one of the highest critical temperatures of any HTS material verified by the scientific community to date, other HTS materials are currently known to have advantages over TBCCO with respect to certain applications. There can be no assurance that TBCCO will ultimately prove commercially competitive against YBCO or against other currently known materials. Moreover, there is no assurance that other materials will not be discovered with higher critical temperatures or other superior qualities or that the Company will be able to obtain the rights to any such superior material.

        The Company currently purchases substrates for growth of HTS thin films from two primary suppliers because of the quality of the substrate provided by such suppliers. There are additional components which the Company sources from a single vendor due to the present volume. While the Company is aware of alternative sources for its components, the establishment of relationships with additional or replacement suppliers could be time consuming and result in a supply interruption which would have a material adverse effect on the Company's ability to manufacture its products in commercial quantities and, correspondingly, upon its business, results of operations and financial condition.

BUSINESS INTERRUPTIONS AND DEPENDENCE ON A SINGLE U.S. FACILITY

        The Company's primary operations, including engineering, manufacturing, customer service, distribution and general administration, are housed in a single facility in Santa Barbara, California. Any material disruption in the Company's operations, whether due to fire, natural disaster or otherwise, could have a material adverse effect on the Company's business, results of operations and financial condition.

HAZARDOUS MATERIALS; ENVIRONMENTAL REGULATIONS

        The Company uses certain hazardous materials in its research, development and manufacturing operations. As a result, the Company is subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. It is possible that current or future laws and regulations could require the Company to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. There can be no assurance that the operations, business or assets of the Company will not be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In addition, although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, nevertheless there is the risk of accidental contamination or injury from these materials. To date, the Company has not incurred substantial expenditures for preventive action with respect to hazardous materials or for remedial action with respect to any hazardous materials accident. If such an accident occurred, the Company could be held liable for any resulting damages. Furthermore, the use and disposal of hazardous materials involves the risk that the Company could be required to incur substantial expenditures for such preventive or remedial actions. The liability in the event of an accident or the costs of such actions could exceed the Company's resources or otherwise have a material adverse effect on the Company's business, results of operations and financial condition.

FUTURE CAPITAL NEEDS

     To date, the Company has financed its operations primarily through equity, debt, equipment and lease financings. To date, the Company has raised $44 million in equity, net of related expenses. In addition, the Company currently has outstanding indebtedness and lease financings of $820,000 and an additional $350,000 available under debt and lease financings. Although the Company believes that its current funds, including the aggregate $8.875 million of proceeds from its sale of the Series A Stock, Series A-1 Stock and Series B Stock to certain Selling Stockholders on March 26, 1998, August 11, 1998 and September 2, 1998, respectively, are sufficient to finance the Company's operations as planned for the next 12 months, the Company will require additional funds to finance its operations thereafter. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. Also, depending upon the timing of market acceptance of the Company's products and the additional manufacturing ramp-up necessary to support the market acceptance, additional working capital financing may be required within the next 12 months to fully implement the Company's business plan. Under such circumstances, the Company's inability to fully implement its business plan, including the procurement of additional financing, would have a material adverse effect on the Company's business, operating results and financial condition. In addition, certain Selling Stockholders have been granted certain rights of first refusal to participate in certain future issuances of equity securities. These rights of first refusal could impair the Company's ability to obtain additional equity financings. If additional funds are raised by issuing other equity securities, further dilution to existing or future stockholders is likely to result.

VOLATILITY OF COMMON STOCK PRICE

     The market price of the Common Stock, like that of many other high-technology companies, has fluctuated significantly and is likely to continue to fluctuate in the future. Announcements by the Company or others regarding the receipt of customer orders, quarterly variations in operating results, additional equity financings, changes in recommendations of securities analysts, results of customer field trials, scientific discoveries, technological innovations, litigation, product developments, patent or proprietary rights, government regulation and general market conditions may have a significant impact on the market price of the Common Stock. In addition, the securities markets have experienced volatility which is often unrelated to the operating performance of particular companies. In the past, following a period of volatility in the market price of a company's securities, securities class action lawsuits have been instituted against some companies. If brought, the costs of defending such litigation could have a material adverse effect on the Company's business, results of operation and financial condition.

SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE

     On March 26, 1998, August 11, 1998 and September 2, 1998, the Company sold 645,833 shares of Series A Stock, 125,000 shares of Series A-1 Stock and 500,000 shares of Series B Stock, respectively, to certain Selling Stockholders in private placements pursuant to three convertible preferred stock purchase agreements. Each share of Series A Stock, Series A-1 Stock and Series B Stock is initially convertible into two shares of Common Stock. No shares of Series A Stock, Series A-1 Stock or Series B Stock have been converted into shares of Common Stock as of the date hereof. In connection with the issuances of the Series A Stock, Series A-1 Stock and Series B Stock, Warrants exercisable for an aggregate of 286,667 shares of Common Stock were also issued to certain Selling Stockholders. Also, in connection with a public offering of the Common Stock in November 1996, Warrants exercisable for an aggregate of 150,000 shares of Common Stock were issued to a certain Selling Stockholder. The Warrants have not been exercised for shares of Common Stock as of the date hereof.

     Pursuant to the securities purchase agreement in connection with the Series B Stock financing, the Company may be obligated to grant additional warrants exercisable for up to 454,545 shares of Common Stock under certain conditions. The Company may also issue additional capital stock, warrants and/or other securities to raise capital in the future. In order to attract and retain key personnel, the Company may also issue additional securities, including stock options, in connection with its employee benefit plans. During the terms of such options, warrants, Series A Stock, Series A-1 Stock and Series B Stock, if any, the holders thereof are given the opportunity to benefit from a rise in the market price of the Common Stock.

     The sale of a substantial number of shares of Common Stock by the Company or any of its significant stockholders, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. In connection with the Registration Statement of which this Prospectus is a part, 2,978,333 Shares are being registered by the Company for public resale, of which (i) 1,291,666 are Shares which may in the future be issued to certain Selling Stockholders upon the conversion of outstanding shares of Series A Stock, (ii) 250,000 are Shares which may in the future be issued to certain Selling Stockholders upon the conversion of outstanding shares of Series A-1 Stock, (iii) 1,000,000 are Shares which may be issued to certain Selling Stockholders upon the conversion of outstanding shares of Series B Stock and
(iv) 436,667 are Shares which may in the future be issued to the Selling Stockholders upon the exercise of Warrants. In addition, in connection with the Registration Statement of which this Prospectus is a part, a presently indeterminate number of additional Shares as may be issuable upon conversion of the Series A Stock, the Series A-1 Stock and the Series B Stock or the payment of dividends thereon are being registered by the Company for public resale in accordance with Rule 416 under the Securities Act. There can be no assurance that the Company will not be obligated to register additional shares of Common Stock for public resale prior to or upon conversion of the Series A Stock, the Series A-1 Stock and the Series B Stock depending on, among other factors, the future market price of the Common Stock. The increase in the number of outstanding shares of Common Stock that are available for sale without restriction due to the registration of the Shares and the perception that a substantial number of the Shares may be sold by the Selling Stockholders, or the actual sale of a substantial number of the Shares by the Selling Stockholders, could adversely affect the market price of the Common Stock. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. In addition, any such sale or such perception could make it more difficult for the Company to sell equity securities in the future at a time and price that the Company deems appropriate.

     The Company currently has outstanding warrants to purchase 436,667 shares of Common Stock at a weighted average exercise price of $4.64 per share and options to purchase 1,800,726 shares of Common Stock at a weighted average exercise price of $4.40 per share (952,721 of which have not yet vested) issued to employees, directors and consultants pursuant to the Company's various stock option plans and individual agreements with management and directors of the Company.

DILUTION AND DIVIDEND POLICY

     The conversion of Series A Stock, Series A-1 Stock or Series B Stock, or the exercise of options and warrants, including the Warrants, as well as the sale by the Company of additional securities and/or rights to purchase such securities, would likely have an adverse or dilutive effect on the market value of the Common Stock, including the shares of Common Stock being offered hereby. The Series A Stock, Series A-1 Stock and Series B Stock may be converted into shares of Common Stock at a discount to the market price of the Common Stock on the particular date of conversion. The Company also may in the future offer equity participation in connection with the obtaining of non-equity financing, such as debt or leasing arrangements accompanied by warrants to purchase equity securities of the Company. This could also have a dilutive effect upon the holders of Common Stock.

     The Company has never paid a cash dividend on its Common Stock and does not expect to do so in the foreseeable future. Cumulative dividends on the Series A Stock, Series A-1 Stock and Series B Stock are payable at the rates of 6%, 6% and 7% per annum, respectively. While the Series A Stock, Series A-1 Stock and Series B Stock are outstanding, the Company is limited in its ability to pay dividends on the Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws, each as amended to date, contain provisions that could delay, deter or prevent a merger, tender offer or other business combination or change in control involving the Company that some or a majority of the stockholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price of the Common Stock.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code filed. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century date from 20th century dates. As a result, in approximately two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with compliance. The Company currently uses a limited number of software products which are not Year 2000 compliant. However, the Company has acquired manufacturing software, which has replaced substantially all non-Year 2000 compliant software, in order to support its expansion efforts. The software developer has represented that the new software is Year 2000 compliant. Nonetheless, there can be no assurance that coding errors or other defects will not be discovered in the future. Any Year 2000 compliance problem of the Company could result in a material adverse effect on the Company's business, operating results and financial conditions. However, the Company currently does not expect the amounts required to be expensed to become Year 2000 compliant to have a material effect on its financial position or results of operations.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. If and when all or a portion of the Warrants are exercised and up to 436,667 Shares are issued to the Selling Stockholders, the Company will receive the proceeds from the sale of such Shares to the Selling Stockholders to the extent that such warrants are exercised with cash consideration and not through warrant conversion. If the warrants are exercised in full and with cash consideration, the Company will receive $2,025,668. Such amount is intended to be used by the Company for working capital and other general corporate purposes. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of September 30, 1998, certain information regarding the beneficial ownership of the outstanding Common Stock by the Selling Stockholders, consisting of the Shares which the Selling Stockholders may be issued upon conversion of the Series A Stock, the Series A-1 Stock and the Series B Stock and the Shares which the Selling Stockholders may acquire upon exercise of the Warrants, both before the offering of the Shares and as adjusted to reflect the sale of the Shares.

     The Company has agreed to initially register 2,978,333 Shares for resale by the Selling Stockholders. The Shares being offered by the Selling Stockholders were acquired from the Company (i) in private placement transactions pursuant to the Series A Preferred Stock Purchase Agreement dated March 26, 1998 (the "Series A Agreement"), Series A-1 Preferred Stock Purchase Agreement dated August 11, 1998 (the "Series A-1 Agreement") and Securities Purchase Agreement dated September 2, 1998 (the "Series B Agreement", and collectively, with the Series A Agreement and Series A-1 Agreement, the "Purchase Agreements") and (ii) upon exercise of the Warrants. Each Selling Stockholder that purchased the Shares pursuant to the Purchase Agreements represented to the Company that it would acquire the Shares for investment and with no present intention of distributing any such Shares except pursuant to this Prospectus or sales exempt from the registration requirements of the Securities Act. Pursuant to its obligation under the Registration Rights Agreement dated September 2, 1998 (the "Registration Rights Agreement"), the Company filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions and has agreed to use its best efforts to keep such Registration Statement effective until the earlier of (i) the date on which all the Shares may be immediately sold without restriction (including without limitation as to volume by each holder thereof) and without registration under the Securities Act, or (ii) the date all of the Shares have been sold.

     None of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.



                                                                              BENEFICIAL OWNERSHIP
                                          SHARES BENEFICIALLY    SHARES        AFTER OFFERING(3)
                                             OWNED PRIOR TO       BEING       -----------------------
        SELLING STOCKHOLDER                   OFFERING(1)       OFFERED(2)      NUMBER      PERCENT
        -------------------                ------------------   ----------      -------     -------
Wilmington Securities, Inc.(4)                2,819,333          2,044,333      775,000       7.95

Henry L. Hillman, Elsie Hilliard Hillman
and C.G. Grefenstette, Trustees of the
Henry L. Hillman Trust under
Agreement dated November 18, 1985
(the "Henry L. Hillman Trust")(5)               441,000            336,000      105,000       1.31

Thomas G. Bigley and C.G.
Grefenstette, Trustees under Agreement
of Trust dated December 30, 1976 for
Children of Juliet Lea Hillman Simonds
(the "Juliet Lea Hillman Simonds
Trust")(6)                                      117,000            112,000        5,000         *

Thomas G. Bigley and C.G.
Grefenstette, Trustees under Agreement
of Trust dated December 30, 1976 for
Children of Audrey Hillman Fischer (the
"Audrey Hillman Fischer Trust")(7)              117,000            112,000        5,000         *

                                                                              BENEFICIAL OWNERSHIP
                                          SHARES BENEFICIALLY    SHARES        AFTER OFFERING(3)
                                             OWNED PRIOR TO       BEING       -----------------------
        SELLING STOCKHOLDER                   OFFERING(1)       OFFERED(2)      NUMBER      PERCENT
        -------------------                ------------------   ----------      -------     -------
Thomas G. Bigley and C.G.
Grefenstette, Trustees under Agreement
of Trust dated December 30, 1976 for the
Children of Henry Lea Hillman, Jr. (the
"Henry  Lea Hillman, Jr. Trust")(8)           117,000            112,000        5,000           *

Thomas G. Bigley and C.G.
Grefenstette, Trustees under Agreement
of Trust dated December 30, 1976 for
Children of William Talbott Hillman
(the "William Talbott Hillman Trust")(9)      117,000            112,000        5,000           *

Van Kasper & Company(10)                      150,000            150,000           --           --

       Total.......................         3,878,333          2,978,333      900,000         8.42

----------------------

*    Less than one percent.

 (1) Henry L. Hillman, as settlor and trustee of the Henry L. Hillman Trust, and Elsie Hilliard Hillman and C.G. Grefenstette, as trustees of the Henry L. Hillman Trust, may be deemed to share voting and disposition power regarding 2,819,333 shares of Common Stock held beneficially by Wilmington Securities, Inc. and 436,000 shares (exclusive of 5,000 shares of Common Stock owned of record and beneficially by C.G. Grefenstette) of Common Stock held beneficially by the Henry L. Hillman Trust. As trustees of the Juliet Lea Hillman Simonds Trust, the Audrey Hillman Fischer Trust, the Henry Lea Hillman, Jr. Trust and the William Talbott Hillman Trust, Thomas
     G. Bigley and C.G. Grefenstette may be deemed to share voting and disposition power regarding 448,000 shares (exclusive of 5,000 shares of Common Stock owned of record and beneficially by C.G. Grefenstette) of Common Stock held beneficially by each of such trusts.

 (2) Represents the specified number of Shares that may be sold by the Selling Stockholders pursuant to this Prospectus; provided, however, that, pursuant to Rule 416 under the Securities Act, the Registration Statement of which this Prospectus is a part shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby (i) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the Company's number of outstanding shares of Common Stock or (ii) upon conversion of the Series A Stock, the Series A-1 Stock and the Series B Stock or the payment of dividends thereon, pursuant to fluctuations in the applicable conversion price thereof.

 (3) Assumes the Selling Stockholders sell all of their Shares offered hereby to unaffiliated third parties pursuant to this Prospectus. The Selling Stockholders may sell all or part of their Shares.

 (4) 775,000 shares of Common Stock are owned of record and beneficially by Wilmington Securities, Inc. Wilmington Securities, Inc. also holds 645,833 shares of Series A Stock, 125,000 shares of Series A-1 Stock and 150,000 shares of Series B Stock, each with a stated value of $6, $8 and $8 per share, respectively, which may be initially converted into two shares of Common Stock. The number of shares of Common Stock shown in the table includes 1,841,666 shares of Common Stock, which represents two times the number of shares of Series A Stock, Series A-1 Stock and Series B Stock held by such Selling Stockholder. Because the number of shares of Common Stock that will ultimately be issued to Wilmington Securities, Inc. is dependent upon the applicable conversion ratio at the time of conversion, that number of shares of Common Stock, and therefore, the number of shares of Common Stock offered hereby, cannot be determined exactly at this time. The number of shares of Common Stock shown in the table also includes 202,667 shares of Common Stock issuable upon exercise of presently exercisable Warrants held by Wilmington Securities, Inc.

 (5) 5,000 shares of Common Stock are owned of record and beneficially by C.G. Grefenstette. 100,000 shares of Common Stock are owned of record and beneficially by the Henry L. Hillman Trust. The Henry L. Hillman Trust also holds 150,000 shares of Series B Stock, with a stated value of $8 per share, which may be initially converted into two shares of Common Stock. The number of shares of Common Stock shown in the table includes 300,000 shares of Common Stock, which represents two times the number of shares of Series B Stock held by such Selling Stockholder. Because the number of shares of Common Stock that will ultimately be issued to the Henry L. Hillman Trust is dependent upon the applicable conversion ratio at the time of conversion, that number of shares of Common Stock, and therefore, the number of shares of Common Stock offered hereby, cannot be determined exactly at this time. The number of shares of Common Stock shown in the table also includes 36,000 shares of Common Stock issuable upon exercise of presently exercisable Warrants held by the Henry L. Hillman Trust.

 (6) 5,000 shares of Common Stock are owned of record and beneficially by C.G. Grefenstette. The Juliet Lea Hillman Simonds Trust also holds 50,000 shares of Series B Stock, with a stated value of $8 per share, which may be initially converted into two shares of Common Stock. The number of shares of Common Stock shown in the table includes 100,000 shares of Common Stock, which represents two times the number of shares of Series B Stock held by such Selling Stockholder. Because the number of shares of Common Stock that will ultimately be issued to the Juliet Lea Hillman Simonds Trust is dependent upon the applicable conversion ratio at the time of conversion, that number of shares of Common Stock, and therefore, the number of shares of Common Stock offered hereby, cannot be determined exactly at this time. The number of shares of Common Stock shown in the table also includes 12,000 shares of Common Stock issuable upon exercise of presently exercisable Warrants held by the Juliet Lea Hillman Simonds Trust.

 (7) 5,000 shares of Common Stock are owned of record and beneficially by C.G. Grefenstette. The Audrey Hillman Fischer Trust also holds 50,000 shares of Series B Stock, with a stated value of $8 per share, which may be initially converted into two shares of Common Stock. The number of shares of Common Stock shown in the table includes 100,000 shares of Common Stock, which represents two times the number of shares of Series B Stock held by such Selling Stockholder. Because the number of shares of Common Stock that will ultimately be issued to the Audrey Hillman Fischer Trust is dependent upon the applicable conversion ratio at the time of conversion, that number of shares of Common Stock, and therefore, the number of shares of Common Stock offered hereby, cannot be determined exactly at this time. The number of shares of Common Stock shown in the table also includes 12,000 shares of Common Stock issuable upon exercise of presently exercisable Warrants held by the Audrey Hillman Fischer Trust.

 (8) 5,000 shares of Common Stock are owned of record and beneficially by C.G. Grefenstette. The Henry Lea Hillman, Jr. Trust also holds 50,000 shares of Series B Stock, with a stated value of $8 per share, which may be initially converted into two shares of Common Stock. The number of shares of Common Stock shown in the table includes 100,000 shares of Common Stock, which represents two times the number of shares of Series B Stock held by such Selling Stockholder. Because the number of shares of Common Stock that will ultimately be issued to the Henry Lea Hillman, Jr. Trust is dependent upon the applicable conversion ratio at the time of conversion, that number of shares of Common Stock, and therefore, the number of shares of Common Stock offered hereby, cannot be determined exactly at this time. The number of shares of Common Stock shown in the table also includes 12,000 shares of Common Stock issuable upon exercise of presently exercisable Warrants held by the Henry Lea Hillman, Jr. Trust.

 (9) 5,000 shares of Common Stock are owned of record and beneficially by C.G. Grefenstette. The William Talbott Hillman Trust also holds 50,000 shares of Series B Stock, with a stated value of $8 per share, which may be initially converted into two shares of Common Stock. The number of shares of Common Stock shown in the table includes 100,000 shares of Common Stock, which represents two times the number of shares of Series B Stock held by such Selling Stockholder. Because the number of shares of Common Stock that will ultimately be issued to the William Talbott Hillman Trust is dependent upon the applicable conversion ratio at the time of conversion, that number of shares of Common Stock, and therefore, the number of shares of Common Stock offered hereby, cannot be determined exactly at this time. The number of shares of Common Stock shown in the table also includes 12,000 shares of Common Stock issuable upon exercise of presently exercisable Warrants held by the William Talbott Hillman Trust.

(10) The number of shares of Common Stock shown in the table includes 150,000 shares of Common Stock issuable upon exercise of presently exercisable Warrants held by Van Kasper & Company.

                              PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) block trades in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) over-the-counter distributions in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all reasonable expenses incident to the registration of the Shares other than any commissions and discounts of underwriters, dealers or agents.

     In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

     The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The sale of Shares by the Selling Stockholders is subject to compliance by the Selling Stockholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

     The Company has agreed to indemnify the Selling Stockholders and any person controlling a Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed with certain of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until all the Shares are sold by the Selling Stockholders or all unsold Shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the Shares offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.


                                     EXPERTS

     The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the years ended December 31, 1997 and 1996, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

     No person is authorized in connection with any offering made by this Prospectus to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale of or offer to sell the Shares made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                                ----------------


                                TABLE OF CONTENTS

                                                           PAGE
                                                           ----
                     Available Information.................  2

                     Incorporation of Certain
                          Documents By Reference...........  2

                     Risk Factors..........................  4

                     Use of Proceeds....................... 12

                     Selling Stockholders.................. 13

                     Plan of Distribution.................. 16

                     Legal Matters......................... 17

                     Experts............................... 17


================================================================================



                        SUPERCONDUCTOR TECHNOLOGIES INC.




                                2,978,333 Shares

                                       of

                                  Common Stock






                                   PROSPECTUS





                               September 30, 1998








================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

     SEC registration fee............................................. $ 4,147
     Legal fees and expenses..........................................  20,000
     Accounting fees and expenses ....................................  15,000
     Miscellaneous expenses...........................................   3,503
                                                                       --------
         Total........................................................ $42,650
                                                                       ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 10 of the Registrant's Certificate of Incorporation, Article 10 of the Registrant's Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

     Under the Registration Rights Agreement, the Company has agreed to indemnify the Selling Stockholders and persons controlling a Selling Stockholder against certain liabilities, including liabilities under the Securities Act, and the Selling Stockholders have agreed to indemnify the Company, its directors, its officers signing the Registration Statement and certain control and related persons against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

3.1  Amended and Restated Certificate of Incorporation of the Company.

3.2  Certificate of Amendment to the Amended and Restated Certificate of
     Incorporation of the Company.

4.1 Certificate of Designation, Preferences and Rights relating to the Company's Series B Preferred Stock.

4.2 Series A Preferred Stock Purchase Agreement dated March 26, 1998 between the Company and Wilmington Securities, Inc.

4.3 Series A-1 Preferred Stock Purchase Agreement dated August 11, 1998 between the Company and Wilmington Securities, Inc.

4.4 Amended and Restated Stockholders Rights Agreement dated August 11, 1998 between the Company and Wilmington Securities, Inc.

4.5 Securities Purchase Agreement dated September 2, 1998 between the Company and Wilmington Securities, Inc.

4.6 Registration Rights Agreement dated September 2, 1998 between the Company and Wilmington Securities, Inc.

5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1 Consent of Independent Accountants.

23.2 Consent of Counsel (included in Exhibit 5.1).

24.1 Power of Attorney (included on page II-4).

Item 17. Undertakings.

     A.  Undertaking Pursuant to Rule 415.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.  UNDERTAKING IN RESPECT OF INDEMNIFICATION.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Barbara on this 30th day of September, 1998.

                                       SUPERCONDUCTOR TECHNOLOGIES INC.


                                       By: /s/ M. PETER THOMAS
                                           -------------------------------------
                                           M. Peter Thomas
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints M. Peter Thomas and James G. Evans, Jr., jointly and severally, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 30th day of September, 1998 in the capacities and on the dates indicated.



SIGNATURE                             TITLE                                    DATE
---------                             -----                                    ----

/s/ M. Peter Thomas        President, Chief Executive Officer           September 30, 1998
-------------------------  (Principal Executive Officer)
M. Peter Thomas            and Director


/s/ James G. Evans, Jr.    Vice President, Chief Financial Officer      September 30, 1998
-------------------------  and Secretary, (Principal Financial
James G. Evans, Jr.        and Accounting Officer)


/s/ Glenn E. Penisten      Director                                     September 30, 1998
-------------------------
Glenn E. Penisten


/s/ E. Ray Cotten          Director                                     September 30, 1998
-------------------------
E. Ray Cotten


/s/ Robert P. Caren        Director                                     September 30, 1998
-------------------------
Robert P. Caren


/s/ Dennis Horowitz        Director                                     September 30, 1998
-------------------------
Dennis Horowitz


/s/ John D. Lockton        Director                                     September 30, 1998
-------------------------
John D. Lockton


/s/ J. Robert Schrieffer   Director                                     September 30, 1998
-------------------------
J. Robert Schrieffer

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
3.1  Amended and Restated Certificate of Incorporation of the Company.

3.2  Certificate of Amendment to the Amended and Restated Certificate of
     Incorporation of the Company.

4.1 Certificate of Designation, Preferences and Rights relating to the Company's Series B Preferred Stock.

4.2 Series A Preferred Stock Purchase Agreement dated March 26, 1998 between the Company and Wilmington Securities, Inc.

4.3 Series A-1 Preferred Stock Purchase Agreement dated August 11, 1998 between the Company and Wilmington Securities, Inc.

4.4 Amended and Restated Stockholders Rights Agreement dated August 11, 1998 between the Company and Wilmington Securities, Inc.

4.5 Securities Purchase Agreement dated September 2, 1998 between the Company and Wilmington Securities, Inc.

4.6 Registration Rights Agreement dated September 2, 1998 between the Company and Wilmington Securities, Inc.

5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1 Consent of Independent Accountants.

23.2 Consent of Counsel (included in Exhibit 5.1).

24.1 Power of Attorney (included on page II-4).